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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. _)(1)

                         SERVICEWARE TECHNOLOGIES, INC.
  ---------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
  ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   81763Q 10 9
  ---------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
  ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-1(d)



--------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  81763Q 10 9                     13G                       Page 2 of 6



-------- -----------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         RAJIV ENAND
-------- -----------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]
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  3.     SEC USE ONLY

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  4.     CITIZENSHIP OR PLACE OR ORGANIZATION

         U.S.A.
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                        5.    SOLE VOTING POWER
   NUMBER OF                            1,444,470
    SHARES              --------------------------------------------------------
 BENEFICIALLY
   OWNED BY             6.    SHARED VOTING POWER
     EACH
   REPORTING            --------------------------------------------------------
  PERSON WITH
                        7.    SOLE DISPOSITIVE POWER
                                        1,444,470
                        --------------------------------------------------------

                        8.    SHARED DISPOSITIVE POWER

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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,444,470

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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*   [ ]

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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               5.9% as of the date of the filing of this statement. Based on 24,346,134 shares of Common Stock issued and outstanding as of December 31, 2000.
-------- -----------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

               IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




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CUSIP NO.  81763Q 10 9                     13G                       Page 3 of 6




ITEM 1(a).        NAME OF ISSUER:

                  ServiceWare Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           333 Allegheny Avenue
                           Oakmont, PA  15139

ITEM 2(a).        NAME OF PERSON FILING:  Rajiv Enand

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                           c/o ServiceWare Technologies, Inc.
                           333 Allegheny Avenue
                           Oakmont, PA  15139

ITEM 2(c).        CITIZENSHIP: U.S.A.




ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER: 81763Q 10 9





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CUSIP NO.  81763Q 10 9                     13G                       Page 4 of 6



ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]   Broker or dealer registered under Section 15 of the
                       Exchange Act;
            (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;
            (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;
            (d)  [ ]   Investment company registered under Section 8 of the
                       Investment Company Act;
            (e)  [ ]   An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);
            (f)  [ ]   An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F);
            (g)  [ ]   A parent holding company or control person in accordance
                       with Rule 13d-1(b)(ii)(G);
            (h)  [ ]   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;
            (i)  [ ]   A church plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the
                       Investment Company Act;
            (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP.

            (a)  Amount Beneficially Owned:
                       1,444,470 shares of Common Stock. Includes an aggregate of 119,000 shares owned by two separate trusts of which Filer is a trustee and his children are beneficiaries and 1,000,000 shares owned by a partnership of which Filer is the sole general partner and Filer is deemed to have sole voting and investment power for such shares.

            (b)  Percent of Class:
                       5.9%. Based on 24,346,134 shares of Common Stock issued and outstanding as of December 31, 2000.

            (c)  Number of shares as to which persons filing statement have:

                 (i)   Sole power to vote or to direct the vote:
                       1,444,470

                 (ii)  Shared power to vote or to direct the vote:


                 (iii) Sole power to dispose or to direct the disposition of:
                       1,444,470

                 (iv)  Shared power to dispose or to direct the disposition of:


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CUSIP NO.  81763Q 10 9                     13G                       Page 5 of 6



ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.


ITEM 10.    CERTIFICATIONS.

            Not applicable.


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CUSIP NO.  81763Q 10 9                     13G                       Page 6 of 6


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date: February 14, 2001

                                        /s/ Rajiv Enand
                                        -------------------------------------
                                        Rajiv Enand